Exhibit 10.2

UNANIMOUS WRITTEN CONSENT

OF THE MEMBERS OF THE

BOARD OF DIRECTORS

OF

MOTIVATING THE MASSES, INC.,

a Nevada corporation

August 8, 2015

The undersigned, being all of the directors of Motivating The Masses, Inc., a Nevada corporation (the “Corporation”), acting pursuant to authority granted by the California Corporation Law, hereby consent to and adopt the following recitals and resolutions by unanimous written consent with the same force and effect as if unanimously adopted at a duly convened meeting of the Board of Directors of the Corporation.

WHEREAS, the Board of Directors desires to issue shares for Stock for Services to Alex Henderson for services performed up to July 31, 2015, and;

WHEREAS, These shares will be issued as a stock for services;

NOW, THEREFORE, it is unanimously

RESOLVED, that the following shares be issued to the associated shareholders:

Alex Henderson	40,000

RESOLVED FURTHER, that the proper Officers of the Corporation be and thereby are authorized and directed on behalf of the Corporation, to make and file such certificates, reports or other instruments as may be required by law to be filed in any State in which said Officers shall find it necessary or expedient to file the same to register or authorize the Corporation to transact business in such state; and it is

RESOLVED FURTHER, that this Written Consent may be executed in one or more counterparts, each of which shall be an original and all of which together shall be one and the same instrument. This Written Consent shall be filed in the Minute Book of the Corporation and become a part of the records of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent of the Members of the Board of Directors effective this 8th day of August 2015.

MOTIVATING THE MASSES, INC.

Lisa S. Nichols, Director

Susie Carder, Director